Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198651 on Form S-3ASR (the “S-3 Registration Statement”) of our report dated September 8, 2014, relating to the consolidated financial statements of Dycom Industries, Inc. and subsidiaries, as of July 26, 2014 and for each of the two years in the period ended July 26, 2014 appearing in the Annual Report on Form 10-K of Dycom Industries, Inc. for the year ended July 25, 2015.

/s/ Deloitte & Touche LLP

Miami, Florida
May 25, 2016